UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2005

WIRELESS FACILITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall
San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 228-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 9, 2005, Carol Clay resigned as Controller and Principal Accounting Officer of Wireless Facilities, Inc. (the “Company”) for personal reasons.  Ms. Clay’s resignation is effective January 6, 2006.

On December 9, 2005, the Company appointed Deanna Holm Lund to assume Ms. Clay’s executive duties and serve as the Company’s Principal Accounting Officer, effective as of January 6, 2006. Ms. Lund, 37, has served as the Company’s Senior Vice President, Chief Financial Officer and Chief Accounting Officer since April 2004.  Prior to joining the Company, Ms. Lund most recently served as Vice President of The Titan Corporation from July 1998 and Titan’s Corporate Controller from December 1996.  Ms. Lund was also Titan’s Corporate Manager of Operations Analysis from 1993 to 1996.

As previously disclosed in Item 9B of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company entered into a Change in Control Agreement with Ms. Lund on March 28, 2005, providing that, among other things, upon a change of control Ms. Lund is entitled to (i) the immediate vesting of fifty percent (50%) of all stock options and stock appreciation rights granted to Ms. Lund as of the date of the change in control and (ii) the vesting of the remaining stock options and stock appreciation rights on the earlier of the one year anniversary date of the change of control or the resignation by Ms. Lund as a result of certain triggering events following the change in control.  In addition, if following a change of control Ms. Lund is terminated without cause or resigns as a result of certain triggering events, Ms. Lund is entitled to receive a severance payment equal to one year of her base salary plus her maximum bonus amount for that fiscal year.

There is no arrangement or understanding between Ms. Lund and any other person pursuant to which Ms. Lund was selected as Principal Accounting Officer of the Company. There are no transactions in which Ms. Lund has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS FACILITIES, INC.

Date: December 14, 2005	/s/ JAMES R. EDWARDS
James R. Edwards
Senior Vice President, General Counsel and Secretary